Exhibit 99.1

VILLAGE SUPER MARKET, INC.
REPORTS RESULTS FOR THE FOURTH QUARTER ENDED
JULY 25, 2015

Contact:	John Van Orden, CFO
(973) 467-2200
john.vanorden@wakefern.com
Springfield, New Jersey – October 6, 2015 – Village Super Market, Inc. (NSD-VLGEA) today reported its results of operations for the fourth quarter ended July 25, 2015.

Net income was $6,932,000 in the fourth quarter of fiscal 2015 compared to $5,870,000 in the fourth quarter of the prior year. The fourth quarter of fiscal 2015 includes a $316,000 (net of tax) impairment charge related to the property of a closed store that is under contract to be sold in fiscal 2016, while the fourth quarter of the prior year includes a charge for future lease obligations due to the closure of the Union, New Jersey store of $539,000 (net of tax), pre-opening costs for the replacement store in Union of $126,000 (net of tax) and a higher tax rate due to $393,000 of accrued interest and penalties related to the New Jersey Tax dispute. Excluding these items from both fiscal years, net income increased 5% in the fourth quarter of fiscal 2015 compared to the fourth quarter of the prior year due the impact of the Union replacement store, the 2.3% same store sales increase and higher gross margin percentages.

Sales were $405,754,000 in the fourth quarter of fiscal 2015, an increase of 2.3% compared to the fourth quarter of the prior year.  Same store sales increased 2.3% due to improved sales in the greater Morristown replacement store and the expanded Stirling store, higher average transaction size and increased customer counts.  The Company expects same store sales in fiscal 2016 to range from a 1.0% to 3.0% increase.

Net income was $30,620,000 in fiscal 2015 as compared to $5,045,000 in the prior year. Fiscal 2015 includes a charge to write-off all remaining insurance receivables related to Superstorm Sandy of $1,340,000 (net of tax), a $316,000 (net of tax) impairment charge related to the property of a closed store that is under contract to be sold in fiscal 2016, and a tax benefit of $6,452,000 related to settlement of the New Jersey tax dispute, net of interest and penalties accrued in fiscal 2015 prior to settlement. Fiscal 2014 includes a $10,052,000 charge related to tax positions taken in prior years as a result of the unfavorable ruling by the New Jersey Tax Court, a higher tax rate due to $1,557,000 of accrued interest and penalties related to the New Jersey tax dispute, a charge for future lease obligations due to the closure of the Morris Plains and Union stores of $2,551,000 (net of tax) and pre-opening costs for the replacement stores in greater Morristown and Union of $1,141,000 (net of tax).  Excluding these items from both fiscal years, net income in fiscal 2015 increased 27% compared to the prior year primarily due to the impact of the greater Morristown and Union replacement stores, the 2.1% same store sales increase and higher gross margin percentages.
Village Super Market operates a chain of 29 supermarkets under the ShopRite name in New Jersey, Maryland and northeastern Pennsylvania.
Forward Looking Statements
All statements, other than statements of historical fact, included in this Press Release are or may be considered forward-looking statements within the meaning of federal securities law. The Company cautions the reader that there is no assurance that actual results or business conditions will not differ materially from future results, whether expressed, suggested or implied by such forward-looking statements. The Company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof. The following are among the principal factors that could cause actual results to differ from the forward-looking statements: local economic conditions; uninsured losses; competitive pressures from the Company’s operating environment; the ability of the Company to maintain and improve its sales and margins; the ability to attract and retain qualified associates; the availability of new store locations; the availability of capital; the liquidity of the Company; the success of operating initiatives; consumer spending patterns; the impact of higher energy prices; increased cost of goods sold, including increased costs from the Company’s principal supplier, Wakefern; the results of litigation; the results of tax examinations; the results of union contract negotiations; competitive store openings and closings; the rate of return on pension assets; the success of establishing ShopRite’s presence in the Maryland market; and other factors detailed herein and in the Company’s filings with the SEC.

Exhibit 99.1

VILLAGE SUPER MARKET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	13 Weeks Ended		52 Weeks Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014

Sales	$405,754	$396,838	$1,583,789	$1,518,636

Cost of sales	293,666	287,841	1,150,674	1,110,138

Gross profit	112,088	108,997	433,115	408,498

Operating and administrative expense	93,946	91,436	366,254	356,396

Depreciation and amortization	5,758	6,236	23,330	22,274

Operating income	12,384	11,325	43,531	29,828

Interest expense	(1,130)	(929)	(4,535)	(3,602)

Interest income	570	614	2,399	2,622

Income before income taxes	11,824	11,010	41,395	28,848

Income taxes	4,892	5,140	10,775	23,803

Net income	$6,932	$5,870	$30,620	$5,045

Net income per share:
Class A common stock:
Basic	$0.55	$0.47	$2.44	$0.41
Diluted	$0.49	$0.42	$2.16	$0.36

Class B common stock:
Basic	$0.36	$0.30	$1.58	$0.26
Diluted	$0.36	$0.30	$1.58	$0.26

Gross profit as a % of sales	27.62%	27.47%	27.35%	26.90%

Operating and administrative expense as a % of sales	23.15%	23.04%	23.13%	23.47%